EXHIBIT 23.3

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this    Amendment No. 1 to     Registration
Statement    No. 33-62365     of General Instrument Corporation
of our report dated September 1, 1995 relating to the financial statements of Next Level Communications as of and for the year ended June 30, 1995 (which expresses an unqualified opinion and includes an emphasis paragraph relating to its development stage and an explanatory paragraph relating to a litigation uncertainty), appearing in the Prospectus, which is part of
   such     Registration Statement    and     to the references to us under
the headings "Selected Financial Data of Next Level" and "Experts" in such Prospectus.



/S/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
San Francisco, Californina


September    11    , 1995